Schedule A

(Effective January 1, 2017)

Praxis Mutual Funds

Praxis Impact Bond Fund

Praxis Value Index Fund

Praxis Growth Index Fund

Praxis Small Cap Index Fund

Praxis Genesis Conservative Allocation Portfolio

Praxis Genesis Balanced Allocation Portfolio

Praxis Genesis Growth Allocation Portfolio

Praxis International Index Fund